Exhibit 99.1

Viveve Launches New Clinical Advisory Board in Urinary Incontinence

Preeminent urology and urogynecology experts to help guide and advance the company’s pivotal U.S. PURSUIT trial in Stress Urinary Incontinence

ENGLEWOOD, CO – October 27, 2020 - Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced that it has formed a clinical advisory group of preeminent medical specialists in the field of urinary incontinence. The clinical advisory board will advise the company as it advances its stress urinary incontinence (SUI) clinical development program and pivotal PURSUIT trial.

“We are extremely fortunate to have assembled this elite group of researchers and clinicians in the fields of urology and urogynecology,” said Scott Durbin, Viveve’s chief executive officer. “Their experience, knowledge, and insights will be invaluable as we prepare to launch our pivotal U.S. PURSUIT trial and as we advance our development strategy for stress urinary incontinence. Each member of the Clinical Advisory Board is a seasoned practitioner and key opinion leader in urinary incontinence treatments, experienced with novel technologies and their transition into medical practice.”

Clinical Advisory Board Members

Roger R. Dmochowski, MD, MMHC, FACS Vanderbilt University, Nashville, TN

Professor in the Departments of Urology, Surgery, and Obstetrics and Gynecology. Director of the Female Pelvic Medicine Section and Pelvic Medicine Fellowship Program. Medical Monitor for the Viveve PURSUIT Trial.

Mickey M. Karram, MD, FPMRS The Christ Hospital and University of Cincinnati School of Medicine, OH

Director of Urogynecology and Reconstructive Surgery and Medical Director of the Pelvic Floor Center at The Christ Hospital. Clinical Professor of Obstetrics and Gynecology at the University of Cincinnati School of Medicine.

Kathleen C. Kobashi, MD, FACS, FPMRS Virginia Mason Hospital and Medical Center, Seattle, WA

Section Head, Urology and Renal Transplantation, Director, Pelvic Floor Center and Residency Director of Urology at Virginia Mason. Clinical Professor of Urology at the University of Washington.

Scott A. MacDiarmid, MD, FRCPSC Director of the Alliance Urology Specialists Bladder Control and Pelvic Pain Center, Greensboro, NC. Clinical Professor of Urology at the University of North Carolina in Chapel Hill. Co-coordinating Principal Investigator for the Viveve PURSUIT Trial.

Eric S. Rovner, MD, FACS, FPMRS Medical University of South Carolina, Charleston, SC

Professor, Department of Urology and Section Director, Voiding Dysfunction, Female Urology, and Urodynamics. Past President, Society for Urodynamics, Female Urology, and Urogenital Reconstruction (SUFU). Co-coordinating Principal Investigator for the Viveve PURSUIT Trial.

Alan J. Wein, MD, PhD (Hon), FACS Penn Medicine, University of Pennsylvania, Philadelphia, PA

Founders Professor and Emeritus Chief of Urology, Director of the Urology Residency Program and Professor of Surgery at Penn Medicine. Co-Director of the Urologic Oncology Program and the Voiding Function and Dysfunction Program.

“SUI is a condition that affects an estimated 25-30 million women worldwide. We believe that Viveve’s dual-energy technology and non-invasive, single-session treatment may offer women the potential for significant improvement in controlling urine leakage and the ability to engage in their daily lives with greater comfort and control,” continued Mr. Durbin. “Our focus is to initiate and successfully conduct the PURSUIT clinical trial in the United States. If the results are positive at the conclusion of the 12-month multicenter, randomized, double-blinded, sham-controlled trial, they may support and position Viveve for a future U.S. stress urinary incontinence indication.”

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women’s intimate health. Viveve is committed to advancing new solutions to improve women’s overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. The positive topline results reported from the 3-arm feasibility study and the preclinical study outcomes are intended to support the initiation of the pivotal PURSUIT trial and strengthen its potential to achieve its primary efficacy endpoint. As announced on July 7, 2020, Viveve received FDA approval of its Investigational Device Exemption application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT Trial for improvement of SUI in women.

For more information visit Viveve’s website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, the outcome of our assessment of strategic alternatives, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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